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                                      EXHIBIT 99(iii)

                             PRESS RELEASE ISSUED OCTOBER 17, 2000

                                       PRESS RELEASE

                                     [ANDERSON PARTNERS LOGO]

FOR IMMEDIATE RELEASE

For further information contact:
Scott Anderson
Anderson Partners
(402) 341-4807
sanderson@andersonpartners.com


                                   UNIVERSAL MANUFACTURING FUELS

                                         GROWTH WITH MERGER

                     "WIN-WIN" HELPS FIRM INCREASE MARKET SHARE AND REDUCE COSTS

     ALGONA, Iowa, (Oct. 17, 2000) -- On the heels of record sales for fiscal year 2000, Universal Manufacturing Co., (NASDAQ:UFMG) a leading Ford automotive parts remanufacturing and distribution company, announced the merger of its subsidiary, Universal Distribution, L.L.C., with one of the top General Motors parts distributors in Iowa.

     Universal Distribution and Rainbo Oil Company of Dubuque, Iowa, have agreed to merge their parts distribution businesses and have formed a new partnership. The name of this new partnership is Rainbo Company, L.L.C. This combined operation will continue the distribution of Motorcraft (Ford), AC Delco (GM) parts and other lines, and will continue to do business as Value Independent Parts (VIP). VIP will be managed by Universal Manufacturing. Universal Manufacturing Co. will continue to remanufacture and distribute automotive parts to dealers and jobbers in the Midwest.

     Universal's president, Donald D. Heupel, says the merger reflects the company's strategy of rapid growth to increase distribution capacity and sales territory, while taking advantage of operating efficiencies to cut costs and improve profitability. "Consolidation is the watchword in our industry. The market is demanding one-stop shopping and we're responding," says Heupel. "This merger is a win-win. It not only makes us more competitive but also more profitable in the long-term."



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     The merger also helps the company maintain a high standard of customer service, which, Heupel says, is essential in the competitive aftermarket business. "VIP has an outstanding reputation with automobile dealerships, independent jobbers, and repair shops in Iowa, Illinois, and Wisconsin."

     Continuity of relationships is essential to customer satisfaction, Heupel says, and VIP has been fortunate to retain all key personnel, including branch managers. "Our merged staff recognize the opportunity we all have and are very motivated to continue our record of growth." Universal reported record sales for fiscal year 2000 of $21,631,919 -- an 11 percent increase over fiscal year 1999.

     After the merger, VIP and Universal will have a combined total of 10 sales outlets in nine cities, 171 staff, and combined fiscal year 2000 annual sales of $29,000,000. "One of the benefits of consolidation to our customers is strategically located sales outlets throughout their markets," says Heupel.

     Universal Manufacturing Co. was founded in 1947 as a remanufacturer of engines, transmissions, and light powertrain parts for Ford dealers nationwide. Due to substantial growth in its distribution operations, the company formed Universal Distribution LLC in 1999. The company has headquarters in Algona, Iowa.

FORWARD-LOOKING STATEMENTS: This press release contains statements that are not historical facts, including without limitation, including statements about Universal's expectations of the success of Rainbo Company L.L.C. or market demand or acceptance of Universal or VIP products, Universal's confidence, strategies, expectations and beliefs, technologies, opportunities, industry and market segment growth, demand and acceptance of new and existing products, and return on investment in products are forward-looking statements that involve risks and uncertainties, including without limitation, the effect of general economic and market conditions, customer requirements for our products, the continuing strength of the automotive industry, competitive pricing, maintenance of our current momentum, weather conditions, and other factors.